EXHIBIT 99.1

PRESS RELEASE

SYSCAN IMAGING SELLS $1.865 MILLION OF SERIES A CONVERTIBLE PREFERRED STOCK SAN JOSE, CA, MARCH 16, 2005 - Syscan Imaging, Inc. (OTCBB Symbol: SYII), an IP driven OEM and private label manufacturer of mobile image scanning systems and image display solutions, announced today the sale of $1.865 million of its Series A Convertible Preferred Stock to nine institutional and retail investors. The Preferred Stock is convertible into shares of common stock at an initial fixed conversion price of $1.00 per share, subject to adjustment. The investors also received five-year warrants to purchase an additional 932,500 shares of common stock at an exercise price of $2.00 per share.


Syscan President and CEO, Darwin Hu, stated "This financing is a very important step in our growth. It's a vote of confidence in our business plan and recognition of our ability to execute. We plan to use the financing proceeds to fund sales, marketing, research and development and to provide working capital."

The Company received net proceeds of approximately $1,653,500 after the payment of commissions and other fees and expenses of the offering.

ABOUT SYSCAN

Headquartered in San Jose, California and operating as a Delaware corporation, with additional offices in the Netherlands and Hong Kong, Syscan Imaging, Inc. designs and manufactures imaging technology solutions. Currently the Company ships proprietary mobile image-scanning products to customers throughout the United States, Canada, Europe, South America, Australia and Asia. The Company has been granted 21 patents related to imaging technology with additional patents under review. Syscan Imaging, Inc.'s common stock is publicly traded on the OTC Bulletin Board under the symbol SYII.

THE SECURITIES OFFERED AND SOLD IN THE OFFERING HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS PART OF THE TERMS OF THE OFFERING, THE COMPANY IS OBLIGATED TO FILE A REGISTRATION STATEMENT TO REGISTER FOR RESALE UNDER THE SECURITIES ACT THE SHARES OF COMMON STOCK UNDERLYING THE SHARES OF PREFERRED STOCK AND WARRANTS ISSUED IN THE OFFERING.
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NOTE ON FORWARD-LOOKING STATEMENTS

STATEMENTS CONTAINED IN THIS PRESS RELEASE, WHICH ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE BASED LARGELY ON CURRENT EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS BEYOND OUR CONTROL THAT COULD CAUSE ACTUAL EVENTS AND RESULTS TO DIFFER MATERIALLY FROM THESE STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE, AND READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS RELEASE. SYSCAN UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS.